Exhibit 99.1


                    U. S. STEEL REPORTS ON PENDING ASSET SWAP
                            AND THIRD QUARTER CHARGES

     PITTSBURGH, Oct. 10, 2003 - United States Steel Corporation (NYSE: X) reported today that its pending non-monetary exchange of the plate mill at its Gary (Ind.) Works for the No. 2 pickle line at the Indiana Harbor Works of International Steel Group Inc. (ISG) will result in a third quarter pre-tax charge of approximately $45 million to $50 million.
     In addition, as a result of the company's ongoing operating and administrative workforce reduction programs and the level of voluntary salaried retirements through September, the company expects to record several third quarter pre-tax charges for both union and nonunion employee retirement benefits totaling approximately $620 million.
     The company further noted a number of items that are expected to affect third quarter operating results, including: 1) estimated pre-tax costs of $20 million associated with the August power outage effects on operations in Michigan and Ohio, 2) weak Tubular results reflecting oil country tubular goods market conditions, 3) a pre-tax charge of $5 million to reserve for amounts owed by a raw materials customer who has filed for bankruptcy protection, and 4) a pre-tax charge of approximately $5 million related to capitalized costs of an abandoned software project at Transtar, Inc. a wholly owned subsidiary.
     U. S. Steel Chairman and CEO Thomas J. Usher said, "Despite the challenges of the third quarter, we have made significant progress integrating the assets we acquired from National Steel, and we are aggressively reducing our union and nonunion domestic workforce. As a result, we are on track to achieve our target of annual repeatable cost savings in excess of $400 million by the end of next year."
     U. S. Steel expects to report third quarter results on October 28, 2003.

                                      * * *
   This release contains forward-looking statements with regards to the potential charges related to the exchange of assets of United States Steel Corporation and International Steel Group Inc. Factors that may affect the amount of this charge include completion of the review of the preliminary appraisal of the ISG No. 2 pickle line. This release also contains forward-looking statements with respect to annual cost savings from National acquisition synergies, workforce reductions and administrative cost reductions. Factors that may affect expected synergies from the acquisition of substantially all of the assets of National Steel include management's ability to successfully integrate National's operations. Factors that may affect anticipated workforce reductions include offer acceptance levels. The amounts ultimately measured and recorded for workforce reductions could vary materially from those estimated depending on the census and timing of the curtailment or settlement, the assumptions used to measure the liabilities and various other factors. Factors that may affect expected administrative cost reductions include management's ability to implement its cost reduction strategy. In accordance with "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, cautionary statements identifying important factors, but not necessarily all factors, that could cause actual results to differ materially from those set forth in the forward-looking statements have been included in the Form 10-K of United States Steel Corporation for the year ended December 31, 2002, and in subsequent filings with the Securities and Exchange Commission.